Exhibit 99.1

Calidi Biotherapeutics, Inc. Announces Closing of $6.1 Million Public Offering

San Diego, Calif., April 19, 2024- Calidi Biotherapeutics, Inc. (NYSE American: CLDI or “Calidi”), a clinical-stage biotechnology company developing a new generation of targeted immunotherapies, today announced the closing of its previously announced public offering of 15,197,500 shares of common stock (or pre-funded warrants in lieu thereof) and accompanying Series A Common Warrants, Series B Unit Warrants, with each unit consisting of one share of common stock and a Series B-1 Common Warrant and Series C Unit Warrants, with each unit consisting of one share of common stock and a Series C-1 Common Warrant at an effective combined price of $0.40 per share and common warrants for aggregate gross proceeds of approximately $6.1 million, before deducting placement agent fees and other offering expenses. The common warrants will have an exercise price of $0.60 per share, and the Series A Common Warrants, Series B Unit Warrant and Series C Unit Warrant will be exercisable immediately. The common warrants will expire in five years (with respect to the Series A Common Warrant, the Series B-1, Warrant and the Series C-1 Common Warrant), twelve months (with respect to the Series B common warrants) and four months (with respect to the Series C common warrants) from the issuance date.

The Company intends to use the net proceeds of the offering for working capital and general corporate purposes, and pre-clinical and clinical trials, as well as the repayment of certain debt.

Ladenburg Thalmann & Co. Inc. acted as the sole placement agent of the offering.

The securities described above are being offered pursuant to a registration statement on Form S-1, as amended, (File No. 333-276741) that was declared effective by the Securities and Exchange Commission (“SEC”) on April 15, 2024. The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained on the SEC’s website located at http://www.sec.gov. or from Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, 4th Floor, New York, New York 10019, or by telephone at (212) 409-2000, or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Calidi Biotherapeutics:

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward looking statements include, but are not limited to, statements concerning use of proceeds from the offering, that the closing of offering will occur or will occur on the anticipated closing date, upcoming key milestones, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Form 10-K filed on March 15, 2024, and Final Prospectus filed on April 17, 2024.

For Investors:

Stephen Jasper

Gilmartin Group

stephen@gilmartinir.com

For Media:

Stephen Thesing

ir@calidibio.com